Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT
September 16, 2005	Chad Griffin
Noelle Gambill
(310) 888-3523
www.advancedcell.com

Advanced Cell Technology Raises $17.75 Million through Private Placement of Convertible Notes and Warrants

Worcester, MA, September 16, 2005 –Advanced Cell Technology, Inc. (OTC Bulletin Board: ACTC.OB) announced today that it has closed a private placement of convertible notes and warrants to raise proceeds of $17.75 million dollars.  The convertible notes are convertible into 9,672,925 million shares of common stock at a price of $2.30 per share.  The investors also received warrants to purchase 4,836,462 million additional shares of common stock at a price of $2.53 per share exercisable for five (5) years.  T.R. Winston & Company acted as placement agent for the securities sold in this transaction.

The proceeds of the financing are expected to be used by the company for general corporate purposes and to accelerate its research and development of human embryonic stem cell technology and stem cell therapies with particular emphasis on retinal, dermal and hemangioblast cell lines, including the production of cells under GMP for potential use in future clinical trials.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and this notice is as a matter of record only.  The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

About Advanced Cell Technology, Inc.

Advanced Cell Technology, Inc., a Nevada corporation, is a biotechnology company applying stem cell technology in the emerging field of regenerative medicine.  The company is currently headquartered in Worcester, Massachusetts. For more information about the company visit http://www.advancedcell.com.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and its subsidiary, Advanced Cell, Inc., and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-QSB for the quarter ended June 30, 2005.

Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

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